Exhibit 99.1

1847 Goedeker Inc. Announces Fourth Quarter and Full Year Fiscal 2021 Results

BROOKLYN, N.Y.—(BUSINESS WIRE)—1847 Goedeker Inc. (NYSE American: GOED) (“Goedeker” or the “Company”), a content driven and technology enabled shopping destination for appliances, furniture and home goods in the U.S. household appliances market, today reported financial results, including GAAP and pro forma financial results, for the fourth quarter and full-year ended December 31, 2021. As previously disclosed, the Company completed the acquisition of 1 Stop Electronics Center, Inc., Gold Coast Appliances, Inc., Superior Deals Inc., Joe’s Appliances LLC, and YF Logistics LLC (collectively, “Appliances Connection”) in June 2021.

GAAP Financial Highlights

FOURTH QUARTER

●	Net sales were $142.7 million, compared to $16.7 million for the fourth quarter 2020.

●	Gross profit was $32.6 million (23% margin), compared to $0.9 million for the fourth quarter 2020.

●	Net income was $3.8 million compared to a loss of $9.7 million for the fourth quarter 2020.

FULL YEAR

●	Net sales were $362.3 million, compared to $55.1 million for 2020.

●	Gross profit was $79.6 million, compared to $7.3 million for 2020.

●	Net income was $7.7 million compared to a net loss of $21.6 million for 2020.

●	Cash and cash equivalents were $25.7 million as of December 31, 2021, excluding $8.1 million in restricted cash.

Pro forma Financial Highlights1

FOURTH QUARTER

●	Net sales were $142.7 million, compared to pro forma net sales of $107.9 million for the fourth quarter 2020.

●	Gross profit was $32.6 million (23% margin), compared to pro forma gross profit of $20.2 million (18.8% margin) for the fourth quarter 2020.

●	Net income was $3.8 million, or $0.03 per diluted common share, compared to a pro forma loss of $6.9 million, or -$0.07 per diluted common share, for the fourth quarter 2020.

●	Adjusted EBITDA was $11.3 million (8% margin).

FULL YEAR

●	Pro forma net sales were $541.7 million, compared to pro forma net sales of $370.1 million for 2020.

●	Pro forma gross profit was $126.0 million (23.3% margin), compared to pro forma gross profit of $73.0 million (19.7% margin) for 2020.

●	Pro forma net income was $28 million, or $0.17 per diluted common share, compared to a net loss of $11.2 million, or -$0.11 per diluted common share, for 2020.

●	Pro forma adjusted EBITDA was $48.7 million (9.0% margin).

[1]	2021 pro forma information gives effect to the Appliances Connection and other material transactions as though they were completed on January 1, 2021. 2020 pro forma information gives effect to the Appliances Connection and other material transactions as though they were completed on January 1, 2020.

Business and Strategy Highlights

Albert Fouerti, Chief Executive Officer and Director, commented:

“The past year was a period of significant change and transformation – one that was compounded by a lingering pandemic and persistent supply chain issues. Amidst this difficult backdrop, I am pleased that we were still able achieve significant growth and maintain strong margins. We did this while also starting to rebuild our leadership team, improve technology, strengthen supply chain and logistics capabilities, and overhaul other business and finance areas. We will continue to pursue profitable growth in the year ahead while looking for ways to optimize our infrastructure, talent and capital structure. I believe 2022 will be an important stepping stone on the road to long-term growth and our long-term goal to achieve a billion dollars in annual sales.”

In recent months, the Company has made progress against the priorities outlined by new management:

●	Strengthening the Company’s Leadership Team – We have made several c-level and senior hires while phasing out individuals with redundant or inapplicable skills more aligned to the legacy Goedeker business. The Company has added new executives with decades of experience in supply chain, distribution and logistics, ecommerce and marketing that are aligned with its mission and long-term vision. Moving forward, recruiting top-tier talent at all levels remains a major priority.

●	Establishing Deeper Connectivity with Customers – We created even deeper relationships with our customers throughout the last fiscal year. We experienced more than 30 million annual website visits compared to 10 million site visits in 2020, made more than 450,000 white glove deliveries and now have more than 670,000 product reviews and expert how-to’s on our website. This resulted in a 53% customer retention rate, a figure management intends to build on.

●	Refining Fulfillment Network Expansion – We made progress in the early stages of our fulfillment network expansion. We have identified the geographic areas we want to be in to get closer to the customer and further penetrate markets that are experiencing the highest levels of housing development and home remodeling. Although we currently are holding off on entering into agreements due to inventory and supply chain issues, we expect to add at least two new fulfillment centers over the next year. Management expects these additions to support long-term growth without margin degradation.

●	Advancing the Rebrand – The Company has completed significant work with its branding partner, and is on track to announce a new name and brand ethos in the first half of this fiscal year. These will align with our vision to become a home and appliances platform that empowers customers throughout the entire purchasing journey – from inspiration to installation. We are in the process of enhancing the content and resources available on our site that will ultimately help us create more meaningful relationships with customers.

●	Laying the Foundation for B2B Growth – We currently have $20 million of new business-to-business projects in the pipeline as of the first quarter of 2022 and are working to build on this pipeline throughout the remainder of the year. We expect that these will be longer term projects that may take 6-18 months to come to fruition, but we believe this pipeline will materialize into more significant revenue growth over time.

Outlook

Management’s outlook for Fiscal 2022 includes high teens to low 20s sales growth with gross margins and adjusted EBITDA margins relatively flat to our 2021 actual results. Management expects that the combination of sustained supply chain disruptions, significant inflation and geopolitical uncertainty will impact the Company and its customer base in the coming quarters. This expectation has informed the Company’s Fiscal 2022 outlook.

Investor Conference Call

The Company will host an investor conference call at 8:00 a.m. ET today to review its results. The phone number for the investor conference call is 1-844-881-0136 (toll-free) or 1-412-902-6507 (international); please ask to join the Goedeker Q4 2021 Earnings Call. The investor presentation for the call can be accessed on our investor relations site at http://investor.goedekers.com.

About Goedeker

Goedeker is a content-driven and technology-enabled shopping destination for appliances, furniture and home goods. Since its acquisition of Appliances Connection, Goedeker has evolved into a growth-oriented ecommerce platform with a distinct offering of core, premium, luxury and private label brands that can be accessed through a convenient point-and-click experience. The Company’s priorities include offering an expansive selection, high-touch product expertise and reliable shipping from its expanding, nationwide fulfillment network. Learn more at www.Goedekers.com.

Forward-Looking Statements

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will”, “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on the Company’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond the Company’s control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those described more fully in the section titled “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Non-GAAP Financial Measures

The Company’s audited consolidated financial statements and unaudited condensed consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The Company also provides financial information in this release that was not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. The Company believes the non-GAAP financial measures presented in this press release will help investors understand the financial condition and operating results of the Company and assess the Company’s future prospects. The Company believes these non-GAAP financial measures, each of which is discussed in greater detail below, are important supplemental measures because they exclude unusual or non-recurring items as well as non-cash items that are unrelated to or may not be indicative of our ongoing operating results. Further, when read in conjunction with GAAP results, these non-GAAP financial measures provide a baseline for analyzing trends in our underlying businesses and can be used by management as a tool to help make financial, operational and planning decisions. Finally, these measures are often used by analysts and other interested parties to evaluate companies in our industry by providing more comparable measures that are less affected by factors such as capital structure.

The Company recognizes that these non-GAAP financial measures have limitations, including that they may be calculated differently by other companies or may be used under different circumstances or for different purposes, thereby affecting their comparability from company to company. In order to compensate for these and the other limitations discussed below, management does not consider these measures in isolation from or as alternatives to the comparable financial measures determined in accordance with GAAP. Readers should review the reconciliations below and should not rely on any single financial measure to evaluate our business.

The non-GAAP financial measure used in this press release is Adjusted EBITDA. The Company defines Adjusted EBITDA as net loss before income taxes, depreciation and amortization, financing costs, interest expense, sales tax accrual and one-time non-operational events. Adjusted EBITDA is not calculated in accordance with GAAP and should not be considered an alternative to any financial measure that was calculated under GAAP. Adjusted EBITDA is used to facilitate a comparison of the ordinary, ongoing and customary course of the operations of the combined company on a consistent basis from period to period and provide an additional understanding of factors and trends affecting the business of the Company. Adjusted EBITDA may not be comparable to similarly titled non-GAAP measures used by other companies as other companies may have calculated the measures differently.

The reconciliation of Adjusted EBITDA to net income for the Company (on a pro forma basis) is provided below (in millions):

	Three Months Ended	Pro Forma[2] For the Year Ended
	December 31, 2021	December 31, 2021**
NET INCOME	$3.8	$27.9

ADJUSTMENTS
Income taxes	1.5	(1.5)
Depreciation and amortization	2.7	10.9
Financing costs	0.2	0.5
Interest expense	1.1	3.5

EBITDA	9.3	41.3
Loss on extinguishment of debt	-	1.7
Loss on abandonment of Right of Use asset	-	1.4
Other one-time adjustments*	1.7	3.2
Severance expense	0.3	1.1

ADJUSTED EBITDA	$11.3	$48.7

*	One-time adjustments mainly include expenses related to the acquisition, proxy contest and other costs not related to our onging operating results
**	Full year pro forma results adjusted for the Opening Balance Sheet audit adjustments

Contacts

Goedeker Investor Relations
Greg Marose / Ashley Areopagita
ir@goedekers.com

[2]	2021 pro forma information gives effect to the Appliances Connection and other material transactions as though they were completed on January 1, 2021.

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